Exhibit 10.1
Execution Version
SECURITIES PURCHASE AGREEMENT
By and Among
MORGANS HOTEL GROUP CO.
and
YUCAIPA AMERICAN ALLIANCE FUND II, L.P.,
and
YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.,
Dated as of October 15, 2009

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(continued)

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(continued)

Page

7.8 Severability	43
7.9 Consent to Jurisdiction	43
7.10 Governing Law	43
7.11 Waiver of Jury Trial	43
7.12 No Personal Liability of Partners, Directors, Officers, Owners, Etc	44
7.13 Rights of Holders	44
7.14 Adjustment in Share Numbers and Prices	44
7.15 Construction	44

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(continued)

Page
LIST OF EXHIBITS

Exhibit A Form of Certificate of Designations
Exhibit B Form of Warrant
Exhibit C Form of Real Estate Fund Formation Agreement
Exhibit D Form of Registration Rights Agreement
Exhibit E Form of Rights Plan Amendment
Exhibit F Form of Secretary’s Certificate
Exhibit G Form of Opinion of Sullivan & Cromwell LLP
Exhibit H Form of Opinion of Munger, Tolles & Olson LLP
Exhibit I Forms of Management Rights Letters

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SECURITIES PURCHASE AGREEMENT, dated as of October 15, 2009 (the “Agreement”), by and among MORGANS HOTEL GROUP CO., a Delaware corporation (the “Company”), and YUCAIPA AMERICAN ALLIANCE FUND II, L.P., a Delaware limited partnership (“YAAF II”), and YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P., a Delaware limited partnership (“YAAF II-P” and together with YAAF II, the “Investors”).
A. WHEREAS, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, against payment of the Investment Amount and pursuant to the terms and conditions set forth in this Agreement, (a) 75,000 shares of the Company’s preferred stock, par value $0.01 per share, designated as Series A Preferred Securities (the “Preferred Securities”), having the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions as specified in the Certificate of Designations of the Series A Preferred Securities of the Company in the form attached hereto as Exhibit A (the “Certificate of Designations”), and (b) warrants in the form attached hereto as Exhibit B (the “Warrants” and, together with the Preferred Securities, the “Investor Securities”) to acquire 12,500,000 shares (the “Underlying Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”);
B. WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Yucaipa American Alliance Fund II, LLC, a Delaware limited liability company (“Yucaipa Manager”), are entering into the Real Estate Fund Formation Agreement, dated as of this date, in the form attached hereto as Exhibit C (the “Real Estate Fund Formation Agreement”);
C. WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Investors are entering into a Registration Rights Agreement, dated as of this date, in the form attached hereto as Exhibit D (the “Registration Rights Agreement” and, together with the Real Estate Fund Formation Agreement, the “Ancillary Agreements”).
NOW, THEREFORE, in consideration of the foregoing and the promises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE 1
Defined Terms
As used in this Agreement, the following terms shall have the following meanings:
“Action” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry,

inspection, investigation or formal order of investigation or complaint, or other litigation of any kind, in each case whether civil, criminal or administrative, at law or in equity.
“Affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise; provided, that, the existence of a management contract primarily for operational services provided by the Company or an Affiliate of the Company shall not be deemed to be control by the Company or such Affiliate, as the case may be.
“Agreement” has the meaning assigned to such term in the Preamble.
“Ancillary Agreements” has the meaning assigned to such term in Recital C.
“Applicable Law” means all applicable constitutions, statutes, laws, rules, regulations, ordinances and Judgments of Governmental Entities.
“Appointment Resolutions” means the resolutions of the Board of Directors (a) to fix the number of directors of the Board of Directors at nine (9) pursuant to Section 2.1 of the By-Laws, and (b) to appoint the Investor Nominee to fill the single vacancy of the nine-member Board of Directors caused by the Resignations pursuant to Article Seventh of the Charter and Section 2.2 of the By-Laws.
“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Board of Directors” has the meaning assigned to such term in Section 3.2(a).
“Business Day” means any day except Saturday, Sunday or a day on which banking institutions in the State of New York generally are authorized or required by law to be closed.
“By-Laws” means the By-Laws of the Company, dated as of February 9, 2006, in the form provided to the Investors as an annex to the secretary’s certificate delivered to the Investors pursuant to Section 2.2.1(c)(i).
“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Certificate of Designations” has the meaning assigned to such term in Recital A.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on February 9, 2006, in the form provided to the Investors as an annex to the secretary’s certificate delivered pursuant to Section 2.2.1(c)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement with any labor union or labor organization to which the Company or any of its subsidiaries is a party.
“Common Stock” has the meaning assigned to such term in Recital A.
“Common Stock Board Condition” has the meaning assigned to such term in Section 5.7(b)(i).
“Company” has the meaning assigned to such term in the Preamble.
“Company Disclosure Schedules” has the meaning assigned to such term in the introductory statement to ARTICLE 3.
“Company Indemnified Parties” has the meaning assigned to such term in Section 6.1(b).
“Company Notice” has the meaning assigned to such term in Section 5.14(b).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 13, 2009, by and between the Company and The Yucaipa Companies, LLC.
“Contract” means any contract, agreement, lease, purchase order, license, mortgage, indenture, supplemental indenture, line of credit, note, bond, loan, credit agreement, capital lease, sale/leaseback arrangement, concession agreement, franchise agreement or other instrument, including all amendments, supplements, exhibits and attachments thereto.
“Designated Transaction” has the meaning assigned to such term in Section 5.6.
“Designated Transaction Notice” has the meaning assigned to such term in Section 5.6.
“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title, adverse claim, title retention agreement of any nature or kind, or similar claim or right.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §

9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Group” means the Company, any subsidiary of the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which, together with the Company or any subsidiary of the Company, are treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Statements” has the meaning assigned to such term in Section 3.12(b).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Gaming Authorities” means any Governmental Entity with regulatory control, authority or jurisdiction over casino, pari-mutuel and lottery or other gaming activities and operations within the State of Nevada, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas.
“Gaming Laws” means all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over, casino and pari-mutuel, lottery or other gaming activities in any jurisdiction, including all rules and regulations established by any Gaming Authority.
“Governmental Authorizations” means, collectively, all applicable consents, approvals, permits, orders, authorizations, licenses and registrations, given or otherwise made available by or under the authority of Governmental Entities or pursuant to the requirements of any Applicable Law, including liquor licenses, business licenses required for any form of public amusement or accommodation, and all such consents, approvals, permits, orders, authorizations, licenses and registrations under Gaming Laws.
“Governmental Entity” means any domestic or foreign, transnational, national, Federal, state, municipal or local government, or any other domestic or foreign governmental, regulatory or administrative authority, or any agency, board, department, commission, court, tribunal or instrumentality thereof.
“Guarantee” means, as to any person, any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other financial obligation of another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other financial obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other financial obligation, (iii) to maintain working capital, equity capital, or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other financial obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or financial performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made. The term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or non-mandatory rights to make a remedial payment or to take any action following the failure of performance tests in connection with management contracts primarily for operational services provided by the Company or an Affiliate of the Company.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any explosives or any radioactive materials; (d) asbestos and asbestos-containing materials in any form; (e) toxic mold; (f) lead and lead paint; and (g) polychlorinated biphenyls.
“Hedging Transaction” has the meaning assigned to such term in Section 5.9.
“HSR Act” means Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder,
“including” means including, without limitation.
“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (e) all obligations of such person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. Notwithstanding the foregoing, in connection with any acquisition by any person, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such acquisition may become entitled.
“Indemnified Party” has the meaning assigned to such term in Section 6.1(c).
“Indemnitor” has the meaning assigned to such term in Section 6.1(c).
“Intellectual Property” has the meaning assigned to such term in Section 3.5.
“Investor” has the meaning assigned to such term in the Preamble.
“Investor Indemnified Parties” has the meaning assigned to such term in Section 6.1(a).
“Investor Nominee” has the meaning assigned to such term in Section 5.7.
“Investor Proposal” has the meaning assigned to such term in Section 5.6.
“Investor Securities” has the meaning assigned to such term in Recital A.
“Investment Amount” has the meaning assigned to such term in Section 2.1.
“Joint Venture” means any joint venture or similar business entity, whether organized as a general or limited partnership, limited liability company or otherwise, to which the Company or any of its subsidiaries is a party, including without limitation each of the “unconsolidated joint ventures” described to in the Company’s most recent Annual Report on Form 10-K filed pursuant to the Exchange Act and the rules and regulations thereunder. Any subsidiary of the Company shall not be a Joint Venture.
“Judgment” means any applicable judgment, order or decree of any Governmental Entity.
“JV Guarantee” has the meaning assigned to such term in Section 3.22(c).
“knowledge of the Company,” “to the Company’s knowledge” or other references to the “knowledge” of the Company mean the actual knowledge of the particular fact in question by (i) any officer of the Company who has the title of Executive Vice President or a more senior title or (ii) any attorney working in the office of the General Counsel of the Company; provided, that for purposes of Section 3.6, “knowledge of the Company,” “to the Company’s knowledge” or other references to the “knowledge” of the Company mean the actual knowledge of the particular fact in question by (x) any officer of the Company who has the title of Executive Vice President or a more senior title, (y) any attorney working in the office of the General Counsel of the Company, or (z) the general manager (or equivalent) of each of the properties listed on Schedule 3.6 of the Company Disclosure Schedules.
“Labor Laws” means any Applicable Law relating to employment standards, employee rights, health and safety, labor relations, workplace safety and insurance or pay equity.
“Losses” means all liabilities, costs, expenses, obligations, losses, damages (excluding consequential, special, incidental, indirect or punitive damages), penalties, actions, judgments and claims of any kind or nature (including reasonable attorneys’ fees and expenses incurred in investigation or defending any of the foregoing).
“Material Adverse Effect” means any material adverse effect on (i) the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole (other than (a) any change, event, occurrence or development that generally affects the industry in which the Company and its subsidiaries operate and does not disproportionately effect (relative to other industry participants) the Company and its subsidiaries, (b) any change, event, occurrence or development to the extent attributable to conditions generally affecting (I) the industries in which the Company participates that does not have a materially disproportionate effect (relative to other industry participants) on the Company and its subsidiaries, (II) the U.S. economy as a whole, or (III) the equity capital markets generally, and (c) any change, event, occurrence or development that results from any action taken by the Company at the request of an Investor or as required by the terms of this Agreement or the Ancillary Agreements) or (ii) the ability of the Company to perform its obligations hereunder or under the Ancillary Agreements.
“Material Contract” means any Contract of a type described in Item 6.01 of Regulation S-K.
“Material Indebtedness” means, with respect to a person, (a) any Indebtedness of such person in excess of $5,000,000, or (b) any Contract pursuant to which such person has the right to incur Indebtedness in excess of $5,000,000.
“Multiemployer Plan” has the meaning assigned to such term in Section 3.10(b).
“Nasdaq” means the Nasdaq Global Select Market (or a successor entity thereto).
“New Securities” means any debt or equity securities of the Company, whether or not now authorized, and securities or rights of any type issued by the Company that are, or by their terms may become, convertible into or exchangeable or exercisable for debt or equity securities of the Company.
“Operating Company” means Morgans Group LLC, a Delaware limited liability company.
“Owned Real Property” has the meaning assigned to such term in Section 3.4(a).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Encumbrances” means: (i) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Encumbrances imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings with appropriate reserves established; (ii) Encumbrances for Taxes, utilities and other governmental charges that, in each case, are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings with appropriate reserves established; (iii) pledges and deposits made in the ordinary course of business pursuant to workers’ compensation, unemployment insurance and other social security laws or regulations; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (v) easements, zoning restrictions, rights-of-way and similar Encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not, individually or in the aggregate, materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and its subsidiaries; (vi) matters of record or registered Encumbrances affecting title to any owned or leased real property of a person and its subsidiaries, (vii) statutory Encumbrances of landlords for amounts not yet due and payable; and (viii) de minimis defects, irregularities or imperfections of title and other Encumbrances which, individually or in the aggregate, do not materially impair the continued use (in a manner generally consistent with current use in the business of the person and its subsidiaries) of the asset or property to which they relate.
“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any person which is currently or was at such time a member of the ERISA Group for employees of any person which is currently or was at such time a member of the ERISA Group.
“Preferred Securities” has the meaning assigned to such term in Recital A.
“Pro Rata Amount” means, at any time with respect to each Investor, as of any date of determination, the ratio of (i) the number of shares of Common Stock that such Investor holds (beneficially or of record) or has the right to acquire by exercise of the Warrants or the REF Warrants (whether or not such Warrants or REF Warrants are then exercisable) as of such date, to (ii) the total number of shares of Common Stock issued and outstanding as of such date.
“Real Estate Fund Formation Agreement” has the meaning assigned to such term in Recital B.

“Real Property” means, collectively, the Owned Real Properties and the properties leased pursuant to the Real Property Leases.
“Real Property Lease” has the meaning assigned to such term in Section 3.4(b).
“Recent Balance Sheet” means the consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 2009 included in the Financial Statements.
“REF Warrants” means the warrants to acquire Common Stock issued to Yucaipa Manager on the date hereof pursuant to the Real Estate Fund Formation Agreement.
“REF Underlying Shares” means the shares of Common Stock issuable upon exercise of the REF Warrants.
“Registration Rights Agreement” has the meaning assigned to such term in Recital C.
“Resignations” has the meaning assigned to such term in Section 5.7(a)(i).
“Rights Plan” means the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, by and between the Company and Mellon Investor Services LLC, as rights agent.
“Rights Plan Amendment” means the amendment to the Rights Plan in the form attached hereto as Exhibit E.
“ROFR Notice” has the meaning assigned to such term in Section 5.14(a).
“Rules” has the meaning assigned to such term in Section 5.3.
“SEC” means the Securities and Exchange Commission.
“SEC Reports” has the meaning assigned to such term in Section 3.12(a).
“Securities Act” means the Securities Act of 1933, as amended.
“SOX” means the Sarbanes-Oxley Act of 2002.
“subsidiary” of any person means, on any date, any person the accounts of which would be consolidated with and into those of the first person in such person’s consolidated financial statements if such financial statement were prepared in accordance with GAAP.
“Surviving Representation” has the meaning assigned to such term in Section 6.1.
“Tax” means any foreign, Federal, state or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, estimated, employment, payroll, severance or withholding tax, value-added tax or other tax, duty, fee, impost, levy, assessment or charge imposed by any taxing authority, and any interest or penalties and other additions to tax related thereto.
“Tax Returns” means any return, report, claim for refund, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.
“Third Party” means any person other than the Company, the Investors, or any of their respective subsidiaries or Affiliates.
“Third Party Claim” has the meaning assigned to such term in Section 6.1(c).
“Underlying Shares” has the meaning assigned to such term in Recital A.
“Voting Debt” means bonds, debentures, notes or other debt securities having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) generally in the election of directors of the Company or other matters on which holders of the Common Stock may vote.
“Voting Stock” of any person means securities having the right to vote generally in any election of directors or comparable governing persons of any such person.
“Warrant” has the meaning assigned to such term in Recital A.
“YAAF II” and “YAAF II-P” have the respective meanings assigned to such terms in the Preamble.
“Yucaipa Manager” has the meaning assigned to such term in Recital B.
ARTICLE 2
Issuance and Sale of Investor Securities
2.1 Issuance and Sale of the Investor Securities. On the terms and subject to the conditions set forth in this Agreement, the Company hereby issues, sells and delivers in certificated form to the Investors, and the Investors hereby purchase from the Company, the Investor Securities for an aggregate cash purchase price of $75,000,000 (the “Investment Amount”).
2.2 Deliveries.
2.2.1 Concurrently with the execution and delivery of this Agreement, the Company will deliver to:
(a)	YAAF II a certificate representing 45,213 shares of Preferred Securities and a Warrant to acquire 7,535,580 shares of Common Stock, and

(b)	YAAF II-P a certificate representing 29,787 shares of Preferred Securities and a Warrant to acquire 4,964,420 shares of Common Stock;
(c)	The Investors:
(i) a secretary’s certificate, dated as of the date hereof, executed by the Company’s secretary, in the form attached hereto as Exhibit F,
(ii) a duly executed counterpart of each Ancillary Agreement to which the Company is a party, and
(iii) an opinion letter of Sullivan & Cromwell LLP, as counsel to the Company, dated as of the date hereof, in the form attached hereto as Exhibit G;
(d)	Yucaipa Manager (or person(s) designated by the Investors in writing) payment by wire transfer to the bank account specified in Schedule 2.2.1(d) of $600,000 in payment of costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (such payment being made pursuant to Section 5.2(a)); and
(e)	Yucaipa Manager payment by wire transfer to the bank account specified in Schedule 2.2.1(d) of the commitment fee pursuant to Section 5.2(b).
2.2.2 Concurrently with the execution and delivery of this Agreement, the following have been delivered to the Company by the applicable Investor:
(a)	Payment of a portion of the Investment Amount by wire transfer to the bank account of the Company specified in Schedule 2.2.2(a) in the following amounts:
(i)	From YAAF II: $45,213,478.50, and
(ii)	From YAAF II-P: $29,786,521.50;
(b)	An opinion letter of Munger, Tolles & Olson LLP, dated as of the date hereof, in the form attached hereto as Exhibit H; and
(c)	A duly executed counterpart of each Ancillary Agreement to which each Investor or an Affiliate of the Investors is a party.
2.3 Allocation of Investment Amount. The Company and the Investors agree to allocate the Investment Amount for all purposes, including financial accounting and Tax purposes, $69,000,000 to the aggregate Preferred Securities issued hereby and $6,000,000 to the aggregate Warrants issued hereby. Neither the Company nor any Investor shall take any position inconsistent with such allocation unless required to do so by Applicable Law.
ARTICLE 3
Representations and Warranties
of the Company
Subject to the qualifications set forth in the corresponding sections of the disclosure schedules delivered by the Company to the Investors concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedules”) or in the SEC Reports (other than any “Risk Factors” section or “forward-looking statements” contained therein, any exhibits thereto, and any documents incorporated by reference therein), the Company hereby represents and warrants to the Investors as follows:
3.1 Entity Status. Each of the Company and its subsidiaries is duly incorporated or otherwise organized, validly existing and in good standing under the Applicable Laws of its governing jurisdiction and each has all requisite corporate or other power and authority to carry on its business as it is now being conducted and is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its assets or the conduct of its business requires it to be so qualified, except where the failure to have such corporate or other power or authority or to be in good standing or so qualified, has not had and would not reasonably be expected to have a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power, authority or qualification.
3.2 Authorization; Noncontravention.
(a) Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Company has delivered to the Investors a true and correct copy, certified by the Company’s secretary, of the resolutions of its board of directors (the “Board of Directors”) authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement. Such resolutions are in full force and effect, have not been amended, supplemented, revoked or superseded as of the date hereof and are the only resolutions of the Board of Directors pertaining to the authorization, execution and delivery of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance (or reservation for issuance), sale and delivery of the Investor Securities, the Underlying Shares, the REF Warrants and the REF Underlying Shares and any redemptions of such Warrants and REF Warrants pursuant to the terms thereof, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the

Company or its subsidiaries or (except as contemplated by Section 5.3) vote of holders of any class or series of capital stock of the Company or its subsidiaries is necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each other party thereto) each constitutes, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided, that no representation is made hereby with respect to the enforceability of Section 5.7(b)(ii)(4).
(b) Preemptive Rights; Rights of First Offer. None of the sale and issuance of the Investor Securities pursuant to this Agreement and the issuance of Underlying Shares upon exercise thereof, or the issuance of the REF Warrants pursuant to the Real Estate Fund Formation Agreement and the issuance of the REF Underlying Shares upon exercise thereof, is or will be subject to any preemptive rights, rights of first offer or similar rights of any person.
(c) No Conflict. The Company is not in violation or default of any provision of its Charter or By-Laws. Except as set forth in Schedule 3.2(c) of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in a “change of control” (or similar event) under, or conflict with, or result in any default under, or give rise to an increase in, or right of termination, cancellation, acceleration or mandatory prepayment of, any obligation or to the loss of a benefit under, or result in the suspension, revocation, impairment, forfeiture or amendment of any term or provision of or the creation of any Encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, or require any consent or waiver under, any provision of (i) the Charter, the By-Laws or the comparable organizational documents of any of the Company’s subsidiaries, (ii) any Material Contract, (iii) any Material Indebtedness, (iv) any Collective Bargaining Agreement, Multiemployer Plans or Benefit Plans or (v) any Applicable Law, Judgment or Governmental Authorization, in each case applicable to the Company and its subsidiaries or their respective assets, except in the case of (ii), (iii), (iv) or (v), to the extent it does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Governmental Authorization, order or authorization of, or registration, qualification, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the other transactions contemplated by this Agreement or the Ancillary Agreements, including the issuance of the Investor Securities, the Underlying Shares, the REF Warrants and the REF Underlying Shares (and any redemptions of the Warrants or REF Warrants pursuant to the terms thereof), except for (A) authorization of, or registration, qualification, declaration or filing with, or notice to, Gaming Authorities (which have been, or will be at the time required, duly performed by the Company), (B) notice to or consultation with Nasdaq (which has been, or will be at the time required, duly performed by the Company), and (C) such Governmental Authorizations, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not materially impair the Company’s ability to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.2(c) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will, to the knowledge of the Company, (1) result in the payment of any “excess parachute payment” under Section 280G of the Code, (2) entitle any current or former employee, consultant or director of the Company or any of its subsidiaries to any material payment other than pursuant to the terms of the Real Estate Fund Formation Agreement, (3) increase the amount of compensation or benefits due to any such employee, consultant or director other than pursuant to the terms of the Real Estate Fund Formation Agreement, or (4) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. After giving effect to the Rights Plan Amendment, none of the execution and delivery of this Agreement, the execution and delivery of any of the Ancillary Agreements, or the consummation of any of the transactions contemplated hereby or thereby (including the issuance of the Warrants and the Underlying Shares upon exercise thereof and the issuance of the REF Warrants and the REF Underlying Shares upon exercise thereof) shall give any person the right to purchase any securities of the Company pursuant to, or shall otherwise trigger any comparable provisions under, the Rights Plan.
3.3 Capital Structure.
(a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 40,000,000 shares of preferred stock. Of the 200,000,000 authorized shares of Common Stock, 29,648,096 shares are issued and outstanding, and only the following are reserved for issuance: 12,500,000 shares reserved for issuance in connection with the exercise of the Warrants, 6,415,327 shares reserved for issuance in connection with the exercise of warrants issued pursuant to hedging transactions, 5,000,000 shares reserved for issuance in connection with the exercise of the REF Warrants, and 16,468,755 shares reserved for issuance pursuant to the Company’s 2007 Amended and Restated Omnibus Incentive Plan and the Company’s 2.375% Senior Subordinated Convertible Notes due 2014. Of the 40,000,000 authorized shares of preferred stock, the only shares issued and outstanding are the Preferred Securities issued to the Investors, and no other shares of such preferred stock are reserved for issuance.
(b) Each share of Common Stock is duly authorized, validly issued, fully paid and nonassessable. The Preferred Securities, Warrants, Underlying Shares, REF Warrants, and REF Underlying Shares, have been duly authorized and are, or to the extent issued after the date hereof are reserved and will upon issuance be: (i) solely with respect to the Preferred Securities, Underlying Shares and REF Underlying Shares, validly issued, fully paid and nonassessable, (ii) not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Charter or By-Laws of the Company or any Contract to which the Company or any of its subsidiaries is a party or by which any of its or their respective assets are bound, and (iii) free and clear of all Encumbrances (other than any Encumbrances created by the Investors). The Company has not issued any Voting Debt. Except as set forth in Schedule 3.3(b) of the Company Disclosure Schedules, there are no (A) outstanding obligations, options, warrants, convertible securities, exchangeable securities, securities or rights that are linked to the value of the Common Stock or other rights, agreements or commitments relating to the capital stock of the Company or that obligate the Company to issue or sell or otherwise transfer shares of capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company or any Voting Debt of the Company, (B) outstanding obligations of the Company to repurchase, redeem or otherwise acquire shares of capital stock of the Company, (C) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock of the Company (but only to the Company’s knowledge with respect to any such agreements to which neither the Company nor any subsidiary of the Company is a party), or (D) rights of first refusal, preemptive rights, subscription rights or any similar rights with respect to the capital stock of the Company under the Charter or By-Laws or any Contract to which the Company or any subsidiary of the Company is a party or by which any of its assets are bound. No provision of the Charter or the By-Laws would, directly or indirectly, restrict or impair the ability of the Investors or Yucaipa Manager, as applicable, to vote, or otherwise exercise the rights of a stockholder with respect to, the Preferred Securities, the Underlying Shares or the REF Underlying Shares, except as expressly set forth in the Certificates of Designations. Other than the Rights Plan, the Company does not have a “stockholder rights plan” or “poison pill” or any similar arrangement in effect.
(c) Schedule 3.3(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all subsidiaries of the Company and all Joint Ventures, including in each case each such entity’s name, its form of organization, its jurisdiction of incorporation or organization and the percentage of its outstanding capital stock or equity interests owned by the Company, a subsidiary of the Company or a Joint Venture (as applicable). The shares of outstanding capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.3(c) of the Company Disclosure Schedules, the shares of outstanding capital stock or equity interests of the Company’s subsidiaries are (with respect to the Company’s material subsidiaries only) duly authorized, validly issued, fully paid and nonassessable, and (with respect to all of the Company’s subsidiaries) are held of record and beneficially owned by the Company or a subsidiary of the Company (as applicable). Except as set forth in Schedule 3.3(c) of the Company Disclosure Schedules, the shares of capital stock or equity interests of each Joint Venture that are owned by the Company or any subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and are held of record and beneficially owned by the Company or a subsidiary of the Company (as applicable). There is no Voting Debt of any subsidiary of the Company. Except as set forth in Schedule 3.3(c) of the Company Disclosure Schedules, there are no (i) outstanding obligations, options, warrants, convertible securities, exchangeable securities, securities or rights that are linked to the value of the Common Stock or other rights, agreements or commitments, in each case, relating to the capital stock or equity interests of the subsidiaries of the Company or that obligate the Company or its subsidiaries to issue or sell or otherwise transfer shares of the capital stock or any securities convertible into or exchangeable for any shares of capital stock or any Voting Debt of any subsidiary of the Company, (ii) outstanding obligations of the subsidiaries of the Company to repurchase, redeem or otherwise acquire shares of their respective capital stock or equity interests, (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock of the subsidiaries of the Company (but only to the Company’s knowledge with respect to any such agreements to which neither the Company nor any subsidiary of the Company is a party), or (iv) rights of first refusal, preemptive rights, subscription rights or any similar rights under any provision of the governing documents of any subsidiary of the Company.
(d) Other than the subsidiaries of the Company, the Joint Ventures and the subsidiaries thereof and other than as set forth in Schedule 3.3(c) of the Company Disclosure Schedules, there are no persons in which any of the Company or its subsidiaries owns any equity, membership, partnership, joint venture or other similar interest with a value in excess of $1,000,000.
3.4 Real Property.
(a) As of the date hereof, the Company and its subsidiaries own in fee simple the real property listed in Schedule 3.4(a) of the Company Disclosure Schedules (the “Owned Real Property”). The Company or the subsidiary indicated on such schedule has good and marketable title in fee simple, free and clear of Encumbrances (other than those set forth on Schedule 3.4(a) of the Company Disclosure Schedules and Permitted Encumbrances), to each Owned Real Property. Neither the Company nor any of its subsidiaries has received notice of any pending, and to the Company’s knowledge there is no threatened, condemnation proceeding with respect to any of the Owned Real Property.
(b) Schedule 3.4(b) of the Company Disclosure Schedules lists all material leases and subleases, including all amendments, assignments, supplements and, to the Company’s knowledge, modifications thereto, under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy any real property and all material tenant leases and subleases as to which the Company or any of its subsidiaries is the lessor (the “Real Property Leases”) and specifies the remaining term of each Real Property Lease with respect to which the Company or any of its subsidiaries is the lessee and the amounts of rent payable per year thereunder. Each Real Property Lease is valid, binding and in full force and effect and no termination event (other than expirations in the ordinary course), notice of termination or non-renewal or condition or uncured default (or event which with notice or lapse of time, or both, would constitute a default) of a material nature on the part of the Company or the applicable subsidiary or the other party thereunder, exists under any Real Property Lease. The Company or the applicable subsidiary has a good and valid leasehold interest in each parcel of real property as to which it is a tenant under a Real Property Lease, and, to the Company’s knowledge, such leasehold estate is free and clear of all Encumbrances other than those set forth on Schedule 3.4(b) of the Company Disclosure Schedules and Permitted Encumbrances or those imposed by the applicable Real Property Leases. As of the date hereof, neither the Company nor any subsidiary of the Company has received notice of any pending, and to the Company’s knowledge there is no threatened, condemnation proceedings with respect to any property leased pursuant to any of the Real Property Leases.
(c) Neither the Company nor any subsidiary of the Company uses or occupies any real property in the ordinary course of the business of the Company and its subsidiaries, other than the Owned Real Property, properties that are the subject of leases where the Company or any of its subsidiaries is the lessor, properties that are the subject of management or similar agreements under which the Company or any of its subsidiaries manages any portion of the businesses located on such real property, easements and properties that are the subject of a Real Property Lease.
3.5 Intellectual Property. Each of the Company and each of its subsidiaries owns, or has the right to use, all software, patents, trademarks, service marks, trade names, trade secrets and copyrights (collectively, “Intellectual Property”) material to the conduct of its businesses as currently conducted. Except as set forth on Schedule 3.5 of the Company Disclosure Schedules, since January 1, 2008, no material Action has been filed or threatened in writing by any person (i) with respect to the use of any such Intellectual Property by the Company or any subsidiary of the Company, (ii) challenging or questioning the validity of any such Intellectual Property owned by the Company or any subsidiary of the Company, or (iii) to the Company’s knowledge, challenging or questioning the validity of any such Intellectual Property that is used but not owned by the Company or any subsidiary of the Company. To the Company’s knowledge, the use of such Intellectual Property by the Company and its subsidiaries does not infringe on the rights of any person, except for such infringements as would not reasonably be expected to, individually or in the aggregate, give rise to any liabilities on the part of the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect.
3.6 Environmental Matters. Each of the Company and its subsidiaries has obtained all Governmental Approvals which are required under Environmental Laws for the operation of the business as presently conducted and is in compliance with all terms and conditions of such Governmental Approvals, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except for any of the following matters that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) the Company does not have knowledge of, and has not received any written notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans that, with respect to the Company, any subsidiary of the Company or any of the Real Property, that would reasonably be expected to prevent compliance or continued compliance with Environmental Laws, or give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, and (ii) there is no Action pending or, to the Company’s knowledge, threatened, against the Company or any subsidiary of the Company relating to Environmental Laws. Notwithstanding any other representation and warranty in this Article 3, the representations and warranties contained in this Section 3.6 constitute the sole representations and warranties of the Company relating to any Environmental Law.

3.7 Legal Proceedings. Except as set forth in Schedule 3.7 of the Company Disclosure Schedules, there are no Actions pending or, to the Company’s knowledge, threatened, against the Company or any of its subsidiaries, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. There are no Actions pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, which, if adversely determined, would materially impair the Company’s ability to perform its obligations under this Agreement or the Ancillary Agreements or challenge the validity or enforceability of this Agreement or any Ancillary Agreement or seek to enjoin or prohibit the consummation of the transactions contemplated hereby or thereby. None of the Company or any of its subsidiaries is in default with respect to any material Judgment.
3.8 Taxes.
(a) Except as disclosed in the SEC Reports or in Schedule 3.8 of the Company Disclosure Schedules or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Company and each of its subsidiaries have filed all Tax Returns required to be filed by them; (ii) all such Tax Returns are true, correct and complete; (iii) all Taxes due and owed by the Company and its subsidiaries (whether or not shown on any Tax Return) have been paid; (iv) neither the Company nor any of its subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return; (v) no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any such subsidiary is or may be subject to taxation by that jurisdiction; (vi) there are no liens on any of the assets or properties of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax; (vii) there are no ongoing, pending or, to the Company’s knowledge, threatened audits, assessments, or other proceedings for or relating to any liability in respect of Taxes of the Company or any of its subsidiaries; (viii) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (ix) the Company and each of its subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(b) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its subsidiaries. Since February 17, 2006, neither the Company nor any of its subsidiaries has been a member of any affiliated group filing a consolidated Federal income Tax Return other than a group the common parent of which is the Company. Except pursuant to customary gross-up, tax escalation or similar provisions in financing and commercial Contracts entered into in the ordinary course of business, neither the Company nor any of its subsidiaries has any actual or potential liability for the Taxes of any person (other than Taxes of the Company and its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract, or otherwise.

3.9 Labor. Except as set forth on Schedule 3.9 of the Company Disclosure Schedules, neither the Company nor any of its subsidiaries is party to any Collective Bargaining Agreement. Except as set forth on Schedule 3.9 of the Company Disclosure Schedules, no Collective Bargaining Agreement currently is being negotiated by the Company or any of its subsidiaries. None of the Company or any of its subsidiaries has any obligation to inform or consult with any employees or their representatives in respect of the transactions contemplated hereby under the terms of any Collective Bargaining Agreement or Applicable Law, except where the failure to so inform or consult would not reasonably be expected to have a Material Adverse Effect. There has not been (i) since January 1, 2008, any work stoppage, slowdown, lockout, employee strike or, (ii) since January 1, 2009, to the Company’s knowledge any labor union organizing activity involving any of the Company and its subsidiaries and, (iii) since January 1, 2009, to the Company’s knowledge, none of the foregoing or any material labor dispute or Action has been threatened in writing. The Company and its subsidiaries are operating their respective businesses in compliance with all Labor Laws, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.9 of the Company Disclosure Schedules, as of the date hereof, to the Company’s knowledge, there are no ongoing union certification drives or pending proceedings for certifying a union with respect to employees of any of the Company or any of its subsidiaries. None of the Company or its subsidiaries is in material breach or material default under any Collective Bargaining Agreement.
3.10 Employee Benefit Plans.
(a) Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of the Company or its subsidiaries constitutes “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements do not and will not constitute “prohibited transactions” under ERISA or the Code.
(b) No withdrawal liability in an aggregate amount in excess of $5,000,000 has been incurred under Title IV of ERISA by any member of the ERISA Group with respect to any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) which is or has been contributed to by such person at any time during the six-year period ending on the date of this Agreement or as to which any member of the ERISA Group has any liability (the “Multiemployer Plans”), and no such liability would be incurred if any member of the ERISA Group were to withdraw from any Multiemployer Plan in a complete or partial withdrawal. No member of the ERISA

Group has agreed with any person to be responsible for any liability under Title IV of ERISA with respect to any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
3.11 Compliance with Laws.
(a) Except as disclosed in the SEC Reports or in Schedule 3.11 of the Company Disclosure Schedules, the Company and each of its subsidiaries and the conduct and operation of their respective businesses are and have been, since January 1, 2008, (A) in compliance with (1) each Applicable Law that affects or relates to this Agreement or the Ancillary Documents and (2) each Applicable Law that is applicable to the Company or its subsidiaries or their respective businesses, including any laws relating to employment practices, except as would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect; and (B) in compliance in all material respects with all applicable Gaming Laws.
(b) Neither the Company nor any of its subsidiaries has received any written notice or other written communication from any Governmental Entity or any other person regarding (1) any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Governmental Authorization, or (2) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization, other than such as would not, individually or in the aggregate, have a Material Adverse Effect.
3.12 SEC Reports and Company Financial Statements.
(a) Since February 17, 2006, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all the foregoing filed prior to the date hereof and all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein being sometimes hereinafter collectively referred to as the “SEC Reports”). Since January 1, 2008 all of the SEC Reports have been timely filed with the SEC pursuant to the reporting requirements of the Exchange Act. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports (as amended or supplemented), and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.12 of the Company Disclosure Schedules, no subsidiary of the Company is required to be, a registrant with the SEC.
(b) As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements (i) were prepared in accordance with

GAAP, consistently applied during the periods involved (except (x) as may be otherwise indicated in the notes thereto or (y) in the case of unaudited interim statements, to the extent that they may not include footnotes or may be condensed or summary statements), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated subsidiaries (except as may be otherwise noted therein).
(c) Except as disclosed in the SEC Reports or in Schedule 3.12 of the Company Disclosure Schedules, neither the Company nor any of its subsidiaries has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for the following: (i) liabilities reflected in or reserved for in the Recent Balance Sheet, (ii) liabilities that have arisen since the date of the Recent Balance Sheet in the ordinary course of the businesses of the Company and its subsidiaries consistent with past practice, (iii) liabilities that (A) would not be required under GAAP to be reflected in an audited consolidated balance sheet of the Company and its consolidated subsidiaries and (B) are not in the aggregate material and (iv) liabilities incurred in connection with this Agreement and the Ancillary Agreements and the performance by the Company of its obligations thereunder.
(d) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate of the Company or any of its subsidiaries, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s audited financial statements or other SEC Reports.
(e) The audit committee of the Board of Directors has established “whistleblower” procedures that meet the requirements of Rule 10A-3 promulgated under the Exchange Act.
(f) The Company and its subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(f) promulgated under the Exchange Act) that comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(g) To the Company’s knowledge, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.
(h) Except as set forth on Schedule 3.12 of the Company Disclosure Schedules or as disclosed in the SEC Reports and except as contemplated by the Real Estate Fund Formation Agreement, none of the executive officers, directors or related persons (as defined in Regulation S-K Item 404) of the Company is presently a party to any transaction with the Company or any of its subsidiaries that would be required to be reported on Form 10-K by Item 13 thereof pursuant to Regulation S-K Item 404.
(i) Set forth on Schedule 3.12 of the Company Disclosure Schedules is a true and correct list of all Material Indebtedness of the Company and its subsidiaries incurred since June 30, 2009. Except as set forth on Schedule 3.12 of the Company Disclosure Schedules or as disclosed in the SEC Reports, neither the Company nor any of its subsidiaries is, after giving effect to this Agreement, (A) in default in the payment of any Material Indebtedness or (B) in breach or default under any Material Contract evidencing or relating to Indebtedness in any manner that would permit (or that with notice, lapse of time, or both, would permit) any party to any such Material Contract to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled date of payment or to cause the Company or any of its subsidiaries a reduction or loss in a material respect of rights or benefits under, or an increase in a material respect of any obligation under, any such Material Contract.
3.13 Material Contracts.
(a) The SEC Reports as supplemented by Schedule 3.13(a) of the Company Disclosure Schedules, contain a complete and accurate list of all Material Contracts to which the Company and its subsidiaries are parties.
(b) (i) Each Material Contract, assuming such Material Contract is a legal, valid and binding obligation of and enforceable against the other parties thereto in accordance with its terms, constitutes a valid and binding obligation of the Company or the subsidiary of the Company party thereto and is enforceable against the Company or such subsidiary, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) each Material Contract, to the Company’s knowledge, is a valid, binding and enforceable obligation of the other parties thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c) Except as set forth on Schedule 3.13(c) of the Company Disclosure Schedules, none of the Company or its subsidiaries and, to the Company’s knowledge, no other party to a Material Contract is in breach or default in any material respect thereunder.
3.14 Absence of Certain Changes.
3.14.1 Since December 31, 2008 through the date hereof, there has not occurred any change, event or circumstance that has had or would be reasonably expected to have a Material Adverse Effect.
3.14.2 Except as expressly contemplated by this Agreement or the Ancillary Agreements, since December 31, 2008 through the date hereof, the Company and its subsidiaries have conducted their business in the ordinary course generally consistent with past practice in all material respects, and except as expressly contemplated by this Agreement or the Ancillary Agreements, since December 31, 2008 through the date hereof, none of the Company or any of its subsidiaries has:
(a) except as set forth on Schedule 3.14.2(a) of the Company Disclosure Schedules, amended its Charter, By-Laws or similar organizational documents;
(b) adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;
(c) (i) issued, sold, transferred or otherwise disposed of any shares of its capital stock, Voting Debt or other voting securities or any securities convertible into or exchangeable for any of the foregoing, (ii) granted or issued any options, warrants, securities or rights that are linked to the value of the Common Stock, or other rights to purchase or obtain any shares of its capital stock or any of the foregoing or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, (iii) split, combined, subdivided or reclassified any shares of its capital stock, (iv) declared, set aside or paid any dividend or other distribution with respect to any shares of its capital stock, or (v) redeemed, purchased or otherwise acquired any shares of its capital stock or any rights, warrants or options to acquire any such shares or effected any reduction in capital, except (with respect to clauses (i) through (v) above): (A) for issuances of securities of the Company’s subsidiaries and the Joint Ventures and their subsidiaries to the Company or a wholly owned subsidiary of the

Company, (B) for dividends or other distributions by any subsidiary of the Company or any Joint Venture or subsidiary thereof to the Company or a wholly owned subsidiary of the Company; (C) in connection with grants made pursuant to, and in accordance with all of the terms and provisions of, the Plans and Benefit Arrangements in the ordinary course of business; (D) (solely with respect to clause (i)) Permitted Encumbrances; and (E) as otherwise set forth on Schedule 3.14.2(c) of the Company Disclosure Schedules;
(d) except as set forth on Schedule 3.14.2(d) of the Company Disclosure Schedules, entered into or consummated any transaction involving the acquisition (including, by merger, consolidation or acquisition of the business, stock or all or substantially all of the assets or other business combination) of any other person for consideration in excess of $5,000,000;
(e) except as set forth on Schedule 3.14.2(e) of the Company Disclosure Schedules, settled any Action involving a payment by the Company or any of its subsidiaries in excess of $1,000,000;
(f) changed any of its material accounting policies or practices, except as a result of a change in GAAP or the rules and regulations of the SEC;
(g) (i) made, changed or revoked any material election in respect of Taxes, (ii) adopted or changed any material accounting method in respect of Taxes, or (iii) entered into any Tax allocation agreement, Tax-sharing agreement, Tax indemnity agreement or closing agreement;
(h) except as set forth on Schedule 3.14.2(h) of the Company Disclosure Schedules, agreed or committed by Contract or otherwise to do any of the foregoing.
3.15 Insurance. Each of the Company and its material subsidiaries maintains, with reputable insurers or through self-insurance, insurance in such amounts, including deductible arrangements, and of such a character as is customary for companies engaged in the same or similar business. All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including directors and officers insurance held by the Company and its subsidiaries as of the date hereof, are in full force and effect in accordance with their terms. Neither the Company nor any of its subsidiaries is in default under any provisions of any such policy of insurance and neither the Company nor any of its subsidiaries has received notice of cancellation of any such insurance, except as has not had and would not reasonably be expected to have a Material Adverse Effect.
3.16 Private Placement.
(a) Assuming that the representations of the Investors set forth in Section 4.3 are true and correct, the offer, sale, and issuance of the Investor Securities and the issuance of the Underlying Shares upon exercise of the Warrants, in each case in conformity with the terms of this Agreement, are exempt from the registration requirements of Section 5 of the Securities Act.

(b) Assuming that the representations set forth in Section 4.3 are true and correct with respect to Yucaipa Manager as though made by Yucaipa Manager with respect to the REF Warrants, the offer, sale and issuance of the REF Warrants and the issuance of the REF Underlying Shares upon exercise of the REF Warrants, in each case in conformity with the terms of the Real Estate Fund Formation Agreement, are exempt from the registration requirements of Section 5 of the Securities Act.
3.17 Form S-3 Eligibility. The Company meets the eligibility requirements of General Instruction I to Form S-3 promulgated under the Securities Act.
3.18 Brokers. Except as disclosed on Schedule 3.18 of the Company Disclosure Schedules, the Company and its subsidiaries have incurred no obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of the Investors to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.
3.19 Listing and Maintenance Requirements. The Company has not since February 17, 2006 received notice (written or oral) from Nasdaq to the effect that the Company is not in compliance with the listing or maintenance requirements of Nasdaq. The Company is, and has since such date been, in compliance in all material respects with all such listing and maintenance requirements. The Company has not applied for and been denied the right to list any of its securities on any stock exchange or automated quotation system.
3.20 Registration Rights. Except as set forth in the SEC Reports and pursuant to the Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights (including “piggy-back” registration rights) to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.
3.21 No Restriction on the Ability to Pay Cash Dividends. Except as disclosed in Schedule 3.21 of the Company Disclosure Schedules, neither the Company nor the Operating Company is a party to any Contract, and is not subject to any provisions in its Charter or By-Laws or other governing documents or resolutions of the Board of Directors or other governing body, that restricts, limits, prohibits or prevents the payment of cash dividends with respect to any of its equity securities.
3.22 Joint Ventures. Except as set forth in Schedule 3.22 of the Company Disclosure Schedules:
(a) Neither the Company nor any subsidiary of the Company (i) has any funding or capital contribution obligations with respect to any Joint Venture (excluding any obligations to indemnify a Joint Venture or another party to a Joint Venture for a breach of the operating agreement (or equivalent governing document) of such Joint Venture), or (ii) is actually or contingently liable in respect of any Indebtedness or any other obligations of any Joint Venture.

(b) Neither the Company nor any subsidiary of the Company has scheduled funding obligations or capital contribution obligations in excess of $5,000,000 with respect to any Joint Venture.
(c) Schedule 3.22 of the Company Disclosure Schedules includes a complete and accurate list of all Guarantees and other guarantees, e.g., equity maintenance agreements, performance guarantees and completion guarantees, provided by the Company or any subsidiary of the Company in respect of any Indebtedness or other obligations of any Joint Venture (the “JV Guarantees”). True and correct copies of all JV Guarantees have been provided to the Investors, and no JV Guarantee has been modified, supplemented or altered in any respect from the form provided to the Investors.
(d) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not: (1) result in a “change of control” (or similar event) under, or conflict with, or result in any default under, or give rise to an increase in, or right of termination, cancellation, acceleration or mandatory prepayment of, any obligation or to the loss of a benefit under, or result in the suspension, revocation, impairment, forfeiture or amendment of any term or provision of or the creation of any Encumbrance upon any of the properties or assets of the Company, any of its subsidiaries or any Joint Venture under, or require any consent or waiver under, any JV Guarantee or other Contract of the Company or any of its subsidiaries relating to a Joint Venture, except to the extent that it does not cause an acceleration of the obligations under such JV Guarantee or other Contract or result in the Company or any of its subsidiaries becoming liable thereunder; (2) alter in any respect any funding or other payment obligations of the Company or any of its subsidiaries with respect to any of the Joint Ventures, or (3) result in any beneficiary of any JV Guarantee or any holder or obligee of any Indebtedness or other obligations of any Joint Venture having any recourse or other right of action with respect thereto against the Company or any of its subsidiaries or any of their respective assets.
ARTICLE 4
Representations and Warranties of the Investors
Each Investor, severally but not jointly, hereby represents and warrants to the Company, as of the date of this Agreement, as follows:
4.1 Entity Status. Such Investor is duly incorporated or otherwise organized, validly existing and in good standing under the Applicable Laws of its governing jurisdiction and has all requisite corporate or other power and authority to carry on its business as it is now being conducted, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power, authority or qualification.
4.2 Authorization; Noncontravention.
(a) Authorization. Such Investor has all necessary entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by such Investor of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary entity action, and no other entity proceedings on the part of such Investor or vote of holders of any class or series of capital stock or equity interests of such Investor is necessary to authorize this Agreement and the Ancillary Agreements to which such Investor is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which such Investor is a party have been duly executed and delivered by such Investor and (assuming due authorization, execution and delivery by the Company) each constitutes a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) No Conflict. Such Investor is not in violation or default of any provision of its organizational documents. The execution, delivery and performance by such Investor of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Ancillary Agreements to which it is a party will not, conflict with, or result in any default under, any provision of (i) the organizational documents of such Investor, (ii) any material Contract to which such Investors is a party or by which any of such Investor’s assets are bound, or (iii) any Applicable Law, Governmental Authorization or Judgment, in each case applicable to such Investor, other than, in the case of clauses (ii) and (iii), any such conflicts or defaults that would not reasonably be expected to materially impair or delay the ability of such Investor to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or carry out the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof. No Governmental Authorization, order or authorization of, or registration, qualification, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to such Investor in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which such Investor is a party or the other transactions contemplated by this Agreement or the Ancillary Agreements, except for such Governmental Authorizations, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not materially impair such Investor’s ability to perform its obligations under this Agreement or the Ancillary Agreements or consummate the transactions contemplated hereby or thereby.
4.3 Securities Act; Purchase for Investment Purposes. Such Investor (i) is acquiring the Investor Securities solely for investment with no present intention to distribute them in violation of the Securities Act and the rules and regulations thereunder or any applicable U.S. state securities laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of making an informed investment decision to purchase the Investor Securities, and (iii) is an “institutional accredited investor” (as that term is defined by Rule 501 promulgated under the Securities Act). Such Investor understands that the purchase of the Investor Securities involves substantial risk. Such Investor did not learn of the opportunity to purchase the Investor Securities by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Investor was invited by any of the foregoing means of communications. Such Investor understands that the Investor Securities will be characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the shares or the fairness or suitability of the Investor Securities. Such Investor understands that until such time as the resale thereof has been registered under the Securities Act, certificates evidencing the Investor Securities shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.
4.4 Brokers. Such Investor has incurred no obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of the Company or any of its Affiliates to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.
4.5 Available Funds. Such Investor has sufficient funds in its possession to permit it to pay its portion of the Investment Amount.
ARTICLE 5
Covenants
5.1 Further Assurances. The Company, on the one hand, and the Investors, on the other hand, shall use their commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.2 Fees and Expenses; Commitment Fee.
(a) Upon an Investor’s request from time to time (including on the date hereof as contemplated by Section 2.2.1(d)), the Company shall promptly pay or reimburse, or cause to be paid or reimbursed, all reasonable out-of-pocket costs and expenses incurred by such Investor or on such Investor’s behalf in connection with this Agreement and the Ancillary Agreements (including reasonable fees and expenses of accountants and legal counsel of the Investors); provided, that the aggregate amount paid or reimbursed by the Company in respect of such costs and expenses incurred by the Investors or on the Investors’ behalf shall in no event exceed $600,000 in the aggregate for the Investors.
(b) In connection with the purchase of the Investor Securities hereunder, on the date hereof, the Company shall pay to Yucaipa American Funds, LLC, an Affiliate of the Investors, a commitment fee of $2,437,500.
5.3 Stockholder Approvals. The Company shall use its commercially reasonable efforts to present and recommend to the stockholders of the Company at a special meeting of the stockholders of the Company (to be held in accordance with the corporate laws of Delaware, the Charter and the By-Laws), duly noticed and called for not later than January 15, 2010, a proposal to approve the terms of the Warrants and the REF Warrants, the full exercise of the Warrants and the REF Warrants and the issuance of the Underlying Shares and REF Underlying Shares as Common Stock in connection therewith. If such approval is not obtained at a meeting of stockholders of the Company on or prior to January 15, 2010, the Company shall not thereafter have any obligation to continue to try to obtain such approval.
5.4 Rights Plan. Except with the express prior written consent of YAAF II, on behalf of the Investors (which consent may be withheld in YAAF II’s sole discretion as to clause (a) below, but shall not be unreasonably withheld as to clause (b) below), the Company shall not, and shall cause its subsidiaries not to, enter into any modification, amendment, supplement or other alteration of the Rights Plan, or adopt any successor “stockholder rights plan,” “poison pill,” or other comparable plan or arrangement, that (a) would result in the Investors, Yucaipa Manager or any of them or their respective Affiliates becoming an “acquiring person” as defined in the Rights Plan or having a similar effect under the Rights Plan as it may be amended or under any comparable plan or arrangement that may be adopted in the future, or (b) would limit the Investors’ or any of their respective Affiliates’ ability to acquire, hold or dispose of any securities of the Company in a manner that is more restrictive or limiting in any respect than would be the case under the Rights Plan, as modified by the Rights Plan Amendment and otherwise as in effect on the date hereof, it being understood that the following shall not in any event require the consent of YAAF II on behalf of the Investors: (i) an extension of the expiration date of the Rights Plan, as modified by the Rights Plan Amendment and otherwise as in effect on the date hereof, and (ii) any modification, amendment, supplement or other alteration of the Rights Plan (as modified by the Rights Plan Amendment and otherwise as in effect on the date hereof) or any adoption of any successor “stockholder rights plan,” “poison pill,” or any other comparable plan or arrangement that provides that such modifications, changes or other alterations to the Rights Plan (as modified by the Rights Plan Amendment and otherwise as in effect on the date hereof) are not applicable to the Investors or any of their respective Affiliates. Upon written request by a Yucaipa Holder (as such term is defined in the Rights Plan) from time to time, the Company shall promptly furnish such Yucaipa Holder with the number of issued and outstanding shares of Common Stock as of a recent date for purposes of determining Beneficial Ownership (as such term is defined in the Rights Plan) by such Yucaipa Holder.
5.5 Gaming and Liquor Licenses. The Company shall, and shall cause its officers and employees to, cooperate in good faith (such cooperation to be provided at the Company’s sole cost and expense) in connection with any efforts by the Investors or their Affiliates to obtain any Governmental Authorization under Gaming Laws or laws regulating the sale of alcoholic beverages, including by providing copies of documents in the possession of the Company or its Affiliates, attending meetings and proceedings, and consulting and cooperating with the Investors and their Affiliates in connection with the preparation of any written submissions to and/or proceedings before Gaming Authorities. The Investors shall pay their own costs and expenses in connection with any such Governmental Authorizations.
5.6 Certain Approval Rights.
(a) For so long as the Investors collectively own, or have the right to purchase through exercise of the Warrants (whether or not any or all of such Warrants are exercisable), an aggregate of at least 6,250,000 shares of Common Stock (subject to adjustment in accordance with Section 7.14), the Company shall not, directly or indirectly, take any of the following actions, including the entry into any contract, agreement, arrangement or transaction (or series of related contracts, agreements, arrangements or transactions) with respect to any of the following actions, without the prior written approval of each Investor (which approval may be withheld in the Investors’ sole discretion as to clauses (i), (iii) and (iv) below but shall not be unreasonably withheld as to clause (ii) below):
(i) sell or transfer all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Third Party;
(ii) any transaction involving the acquisition (including by merger, consolidation, other business combination, or acquisition of all or substantially all of the capital stock or assets of any Third Party) of any Third Party by the Company or any of its subsidiaries where the equity investment by the Company and its subsidiaries is $100,000,000 or greater;
(iii) any transaction involving the acquisition (including by merger, consolidation, other business combination, or acquisition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, other than an acquisition that is an acquisition of substantially all of the assets of the Company and its subsidiaries, taken as a whole, as the result of the disposition by the Company or its subsidiaries of real estate assets where the Company and its subsidiaries, taken as a whole, will continue to engage in the business of managing hotel properties and other real property assets) of the Company by any Third Party; or

(iv) any change in the size of the Board of Directors to a number below 7 or above 9; provided, that if an Investor Nominee shall fail to be elected to the Board of Directors and the Board of Directors shall increase the size thereof by a single director (not to exceed 11 total directors) and shall fill the vacancy created thereby with the Investor Nominee, then the Investors shall not have an approval right pursuant to this Section 5.6(a)(iv) over such increase.
Notwithstanding the foregoing, the prior written approval of the Investors shall not be required prior to the Company taking any action described in the foregoing Sections 5.6(a)(i) or 5.6(a)(iii) (a “Designated Transaction”) if (A) such Designated Transaction has been approved by the Board of Directors by a vote of at least 75% of the directors of the Company (excluding any director who has recused himself or herself from voting on such Designated Transaction) and (B) the Investors or any of their Affiliates have (directly or indirectly, individually or in concert with another person or as part of a “group” (as defined in Section 13 of the Exchange Act)) taken an action described in Section 5.13(a) within the six-month period prior to the applicable date of determination (an “Investor Proposal”).
(b) Prior to the Board of Directors considering a Designated Transaction, the Company shall give the Investors written notice thereof (including the intended time for the Board of Directors’ consideration thereof) concurrently with notice of the same to members of the Board of Directors and shall provide the Investors with all written materials provided to the directors regarding the same (except to the extent that providing such materials would reasonably likely adversely affect the attorney-client privilege between the Company and its counsel or is expressly prohibited by the investment bankers or other advisers providing such materials) subject to customary confidentiality restrictions concurrently when providing such materials to the members of the Board of Directors. In the event that the Board of Directors approves any Designated Transaction as to which the Investors or their Affiliates have made an Investor Proposal by a vote of less than 75% of the directors of the Company (excluding any director who has been recused from the consideration of such Designated Transaction), the Company shall furnish written notice of such approval to the Investors (the “Designated Transaction Notice”). Each Investor shall then notify the Company in writing whether it approves or rejects the Designated Transaction that is the subject of such Designated Transaction Notice as soon as reasonably practicable, and in no event later than the earlier of (A) 24 hours after receipt of such Designated Transaction Notice, and (B) the next opening of trading in the Company’s Common Stock on the first Business Day following receipt of such Designated Transaction Notice that is not less than 12 hours after receipt of such Designated Transaction Notice.
5.7 Board Representation.
(a) The Company represents and warrants to the Investors that:
(i) Each of the directors of the Company identified in the secretary’s certificate delivered do the Investors pursuant to Section 2.2.1(c)(i) (or in the applicable annex thereto) has resigned from the Board of Directors effective as of the date hereof (the “Resignations”), by means of delivering written notice of his or her resignation to the Board of Directors in accordance with Section 2.2 of the By-Laws. A true and correct copy of each Resignation notice has been provided to the Investors as an annex to such secretary’s certificate. Each Resignation has been accepted by the Board of Directors on behalf of the Company and is in full force and effect.
(ii) The Appointment Resolutions in the form annexed to the secretary’s certificate delivered to the Investors pursuant to Section 2.2.1(c)(i) are in full force and effect as of the date hereof and have not been amended, supplemented, revoked or superseded, and there are no other resolutions of the Board of Directors concerning the subject matter thereof.
(b) (i) The parties acknowledge and agree that it is their intent that the Investors shall have the right to appoint one person to the Board of Directors (the “Investor Nominee”) for so long as the Investors collectively own, or have the right to purchase through exercise of the Warrants (whether or not any or all of such Warrants are exercisable and assuming a cash exercise of such Warrants), an aggregate of at least 875,000 shares of Common Stock (subject to adjustment in accordance with Section 7.14) (the “Common Stock Board Condition”). The parties further acknowledge and agree that the initial Investor Nominee was elected to the Board of Directors pursuant to the Appointment Resolutions and that such person shall continue to be the Investor Nominee unless and until such person is replaced pursuant to Section 5.7(b)(ii)(2).
(ii) At any time that the Common Stock Board Condition is satisfied:
(1)	The Company shall use its reasonable best efforts to cause the Board of Directors (or the appropriate committee thereof) to nominate and recommend to the stockholders of the Company the election of the Investor Nominee at any meeting of the stockholders of the Company (or in any resolution by written consent in lieu thereof) at which the Investor Nominee is being considered for election to the Board of Directors, and use its reasonable best efforts to ensure that the Investor Nominee is elected to the Board of Directors at each such meeting (or in each such resolution by written consent in lieu thereof);
(2)	YAAF II, on behalf of the Investors, by delivery of written notice to the Company at any time or from time to time, shall have the right, in its sole and absolute discretion, to direct that an Investor Nominee then serving as a director of the Company (or as an observer of the Board of Directors) be removed from the Board of Directors (or as an observer thereof), and/or that any Investor Nominee be replaced with a replacement Investor Nominee named in such notice; provided, that, any such replacement Investor Nominee shall be reasonably satisfactory in accordance with the applicable selection criteria for directors of the Company from time to time set forth in the Company’s “Corporate Governance Guidelines”. For the avoidance of doubt, the Investor Nominee need not be “independent” of the Company for purposes of the Rules or any Company policies or guidelines. In the event that

YAAF II, on behalf of the Investors, notifies the Company in writing that it desires to remove and/or replace an Investor Nominee in accordance with this Section 5.7(b)(ii)(2), then the Company shall use its reasonable best efforts to cause the Board of Directors and stockholders of the Company, as applicable, to comply with such request as promptly as practicable, and such replacement Investor Nominee shall continue to be the “Investor Nominee” hereunder unless and until such person is replaced by YAAF II, on behalf of the Investors, pursuant to this Section 5.7(b)(ii)(2);
(3)	In the event that an Investor Nominee is not elected to the Board of Directors at any meeting of stockholders at which directors are elected, if the Company notifies the Investors that there is an available seat on the Board of Directors (due to increasing the size of the Board of Directors, filling a vacancy or otherwise), YAAF II, on behalf of the Investors, by delivery of written notice to the Company, shall promptly select a replacement Investor Nominee. Such replacement Investor Nominee shall be reasonably satisfactory in accordance with the applicable selection criteria for directors of the Company from time to time set forth in the Company’s “Corporate Governance Guidelines”. For the avoidance of doubt, the Investor Nominee need not be “independent” of the Company for purposes of the Rules or any Company policies or guidelines. In such event, the Company shall use its reasonable best efforts to cause the Board of Directors to comply with such request as promptly as practicable, and such replacement Investor Nominee shall continue to be the “Investor Nominee” hereunder unless and until such person is replaced by YAAF II, on behalf of the Investors, pursuant to this Section 5.7(b)(ii)(2); and
(4)	Unless and until the Investor Nominee is elected to the Board of Directors (and during any period of time that the Investor Nominee is not serving as a director of the Board of Directors), the Company shall invite the Investor Nominee, and the Investor Nominee shall have the right, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such Investor Nominee copies of all notices, minutes, consents and other material that it provides to its directors; provided that the Company reserves the right to withhold any information and to exclude such Investor Nominee from any meeting or portion thereof if a conflict of interest exists, if the Board of Directors plans to discuss a matter involving the Company or its subsidiaries, on the one hand, and an Affiliate of one of the Investors, on the other hand, or if access to such information or attendance at such meeting would reasonably likely adversely affect the attorney-client privilege between the Company and its counsel or result in the disclosure of trade secrets. The Investor Nominee shall agree to customary confidentiality restrictions.
5.8 Publicity. The Company and the Investors shall communicate with each other and cooperate with each other prior to any public disclosure of the purchase and sale of the Investor Securities. The Company, on the one hand, and the Investors, on the other hand, agree that no public release or announcement concerning the purchase and sale of the Investor Securities shall be issued by or as a result of the actions of any of them without the prior consent of the other, which consent shall not be unreasonably withheld or delayed, except as such release or announcement may be required by Applicable Law or the rules and regulations of Nasdaq, in which case the party required to make the release or announcement shall use its reasonable best efforts to consult with the other parties hereto about, and allow the other parties hereto to reasonably comment on, such release or announcement in advance of such issuance.
5.9 Hedging. On and after April 15, 2011, the Investors shall be permitted to enter into any short sale, swap, hedge, forward contract, credit default swap, or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Investor Securities, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise (each, a “Hedging Transaction”), and prior to such date, the Investors and their Affiliates shall not enter into any Hedging Transaction or any other transaction which reasonably could be expected to lead to or result in a sale or disposition of any Investor Securities or Common Stock even if such shares would be disposed of by someone other than an Investor or its Affiliate. The Company acknowledges that from and after April 15, 2011, subject to compliance with applicable securities laws and the Company’s insider trading policies as in effect from time to time (it being agreed by the Company that it will not revise its insider trading policies to prevent or limit in a material respect Hedging Transactions beyond any limitations in place on the date hereof), there shall be no restriction under this Agreement on the Investors’ ability to enter into any Hedging Transaction or otherwise hedge any securities of the Company or take any of the other actions described in the previous sentence.
5.10 Investor Right of First Refusal.
(a) Until the first anniversary of the date hereof, each Investor shall have the right to purchase its Pro Rata Amount of any New Securities that the Company may, from time to time, propose to sell and issue. In the event that the Company proposes to issue any New Securities prior to such first anniversary of the date hereof, it shall give the Investors written notice at least 10 Business Days before such issuance, describing in reasonable detail the type of New Securities, the price and number of shares (or principal amount) to be issued, and the general terms upon which the Company proposes to issue such New Securities. Each such notice shall constitute an irrevocable offer by the Company to each Investor to purchase up to the amount of New Securities equal to its Pro Rata Amount of such New Securities (subject to increase as set forth in the immediately following sentence) upon the terms reflected in such notice. Each Investor shall have 10 Business Days from the date of receipt of such notice to agree to purchase up to the amount of New Securities equal to its Pro Rata Amount of such New Securities (and any New Securities offered to another Investor if such other Investor does not elect to purchase its full Pro Rata Amount of New Securities) by giving written notice to the Company of its intention to purchase such New Securities at the closing of the sale of New Securities and the number of such New Securities that it intends to purchase; provided, that, with respect to an underwritten public offering by the Company of its New Securities in which (i) the Company has provided each Investor written notice thereof pursuant to this Section 5.10(a), (ii) the Company has concurrently provided to the Investors all material information relating to such offering that has been provided to potential investors in the New Securities, and (iii) the Company has kept the Investors apprised of the estimated timing and pricing for such offering in a commercially reasonable manner during such offering process (including at least 48 hours notice of the proposed time of pricing and the estimated pricing range or pricing formula), the Investors shall be permitted to accept such offer until the latest time that other investors are permitted to commit to participate in such offering, after which such offer shall lapse. An Investor electing to exercise its right to purchase New Securities pursuant to this Section 5.10 may make any such election contingent upon obtaining any Governmental Authorizations required in connection with such purchase, including any such Governmental Authorizations pursuant to Gaming Laws or pursuant to the HSR Act.
(b) If and to the extent that any Investor fails to exercise in full its right to purchase New Securities within the periods required for such exercise, then the Company shall have 60 days thereafter to sell the New Securities with respect to which the Investors did not exercise their rights to purchase upon terms no less favorable to the Company (taken as a whole) than the terms reflected in the notice by which such New Securities were offered to the Investors. The Company shall not issue or sell any additional amounts of New Securities after the expiration of such 60-day period without first offering such securities to the Investors in the manner provided in this Section 5.10.
5.11 VCOC. The Company shall, on the date hereof, enter into a management rights letter with each of the Investors (and, at the request of an Investor, an Affiliate of such Investor) in the forms of Exhibit I attached hereto and, at each Investor’s request from time to time thereafter, enter into such amended or replacement customary management rights letter in such form and substance as each Investor reasonably determines is required in order for such Investor to maintain its status, or the status of any of its Affiliates, as a “venture capital operating company” for purposes of ERISA.
5.12 Certain Tax Matters.
(a) The Company and the Investors acknowledge and agree that the Investor Securities are being issued solely in consideration of the Investment Amount and neither the Company nor the Investors shall take any position for financial accounting, Tax or other purposes inconsistent with such agreement. Without limiting the foregoing, the Company shall not record an expense or apply any withholding (other than any withholding that may be required by law pursuant to Section 1441, 1442 or 1445 of the Code) in connection with the issuance or any exercise or redemption of, any adjustment to, or any payments made in respect of any of the Investor Securities.

(b) The Company and the Investors acknowledge and agree that, if it is determined that the Preferred Securities are properly treated as more likely than not to be redeemed within the meaning of Treasury Regulations Section 1.305-5(b)(3), the Company shall not take the position that the time that redemption is most likely to occur is any earlier than the seventh anniversary of the Original Issue Date (as such term is defined in the Certificate of Designations).
(c) Upon the request of the Investors from time to time, but no more often than once per calendar year, the Company shall provide the Investors with such factual information and material that the Investors reasonably require to determine whether the Company is a United States real property holding company within the meaning of Section 897 of the Code, provided, however, that if the preparation of such information and material involves material third-party expenses, then the Company shall only be required to provide such information to Investors that agree to bear such third-party expenses.
5.13 Standstill Agreement.
(a) Each Investor agrees that, without the prior approval of the Company, such Investor will not, directly or indirectly, through its Affiliates or associates or any other persons, or in concert with any person, or as a participant in a “group” (such term being used in this Section 5.13 as defined in Section 13 of the Exchange Act):
(i) purchase, offer to purchase, hold or agree to purchase or otherwise acquire “beneficial ownership” (such term being used in this Section 5.13 as defined in the Rights Plan as in effect as of the date hereof) of any Common Stock, or securities convertible into or exchangeable for Common Stock, that would result in the Investors and their subsidiaries and Affiliates having beneficial ownership of more than 39.9% of the outstanding shares of voting stock or Common Stock of the Company (treating warrants and exchangeable or convertible securities of the Company that are beneficially owned by a person or its Affiliates as fully converted into Common Stock), provided, that to the extent that the Investors and their subsidiaries and Affiliates hold beneficial ownership of more than 39.9% of the outstanding shares of voting stock or Common Stock of the Company (treating warrants and exchangeable or convertible securities of the Company that are beneficially owned by a person or its Affiliates as fully converted into Common Stock) as a result of repurchases of shares of Common Stock by the Company, the Investors and their subsidiaries and Affiliates shall not be required to dispose of shares of voting stock or Common Stock in order to hold beneficial ownership of 39.9% or less of the outstanding shares of voting stock or Common Stock of the Company (treating warrants and exchangeable or convertible securities of the Company that are beneficially owned by a person or its Affiliates as fully converted into Common Stock) unless and to the extent that such holding in excess of 39.9% would result in a default or loan repayment obligation by the Company or an Affiliate of the Company of any Material Indebtedness of the Company or its subsidiaries or would trigger a change of control provision under a material Contract of the Company or any of its subsidiaries;
(ii) make, or in any way participate in, any solicitation of proxies to vote any voting securities of Company or any of its subsidiaries, or seek to control or direct the management of the Company or the Board of Directors by way of any public communication, or communication with any person other than the Company or its authorized representatives;
(iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any acquisition of, or extraordinary transaction involving, the Company or any of Company’s subsidiaries or any of their respective securities or assets; or
(iv) enter into any negotiations, arrangements or understandings with, or form, join or participate in a group with, any other person in such other person’s taking, planning to take, or seeking to take any of the actions described in clauses (i) through (iii) of this Section 5.13(a) or otherwise act, alone or in concert with others, to seek to control or direct the management of the Company or the Board of Directors.
(b) Notwithstanding anything to the contrary contained herein, (1) this Section 5.13 shall not prohibit or otherwise limit any actions by any member of the Board of Directors (including any Affiliate of an Investor or any person appointed or otherwise designated to the Board of Directors by any of the Investors) in connection with the exercise of his or her duties as a member of the Board of Directors; and (2) subject to clause (c) immediately below, if (A) any person or “group” (excluding the Investors and their Affiliates) files a Form 13D disclosing the acquisition of 15% or more of the Common Stock and such event has not been endorsed or supported by the Board of Directors within 10 Business Days of the occurrence of such event, (B) any person or “group” (excluding the Investors and their Affiliates) commences one or more solicitations of proxies seeking to remove and/or appoint members of the Board of Directors which if successful would result in such person or “group” (without duplication) having removed, having appointed or being affiliated or associated with an aggregate of three or more such members who are or would serve concurrently, or (C) any person or “group” (excluding the Investors and their Affiliates) provides written notice to the Board of Directors of, or publicly announces, a bona fide intention to engage in any of the actions described in the foregoing clauses (A) and (B), then the Investors shall be permitted at their sole option to make a confidential proposal to the disinterested members of the Board of Directors with respect to a transaction described in Section 5.13(a) above; provided, however, that with respect to foregoing clause (B) and (C), if the applicable proxy solicitation(s) seek the removal of less than a majority of the Board of Directors in the aggregate, then the Investors shall only be permitted to make a confidential proposal to the disinterested members of the Board of Directors with respect to a transaction described in Section 5.13(a)(ii) above only.
(c) If (A) the Company has sought the consent of the Investors pursuant to Section 5.6 with respect to a Designated Transaction, (B) such Designated Transaction was approved by the Board of Directors, and (C) the Investors have exercised their right to veto such Designated Transaction pursuant to Section 5.6(a), then no Investor shall be permitted to make a confidential proposal to the disinterested members of the Board of Directors as permitted pursuant to Section 5.13(b)(2) above prior to the date that is six months following the date on which such veto was made.

to control or direct the management of the Company or the Board of Directors by way of any public communication, or communication with any person other than the Company or its authorized representatives;
(d) Each Investor’s obligations under this Section 5.13 shall terminate and be of no further force and effect on the first date that the Investors and their Affiliates have beneficial ownership (as defined in the Rights Plan as in effect on the date hereof) of less than 15% of the outstanding Common Stock (treating warrants and exchangeable or convertible securities of the Company that are beneficially owned by a person or its Affiliates as fully converted into Common Stock in accordance with their respective terms).
5.14 Company Right of First Refusal. From and after the sixth anniversary of the date hereof:
(a) Subject to the further terms and conditions of this Section 5.14, if an Investor proposes to sell greater than 1,000,000 shares of Common Stock in a single transaction or series of related transactions, such Investor shall give the Company prior written notice thereof (the “ROFR Notice”), including in reasonable detail the price and number of shares of Common Stock to be sold, and the general terms upon which such Investor proposes to sell such shares. Each such ROFR Notice shall constitute an irrevocable offer by such Investor to the Company to purchase all (but not less than all) of the shares of Common Stock included in such notice upon the terms and conditions reflected in such notice. If a ROFR Notice is delivered to the Company after 1:00 p.m., New York City time, on any Business Day, it shall be deemed received on the next succeeding Business Day.
(b) The Company shall have two Business Days from the date of receipt of a ROFR Notice to agree to purchase all (but not less than all) of the shares of Common Stock described therein by delivering written notice (the “Company Notice”) to such Investor of its election to purchase all of such shares of Common Stock prior to 5:00 p.m. (New York City time) on the second Business Day following the delivery of the applicable ROFR Notice. The Company shall effect the purchase of any such shares of Common Stock, including payment of the purchase price, not more than three Business Days after delivery of the Company Notice.
(c) If and to the extent that the Company fails to exercise its right to purchase all of the shares of Common Stock described in any ROFR Notice pursuant to the foregoing clause (a) within the period required for such election, then the Investor shall have 60 days thereafter to sell such shares of Common Stock on terms no less favorable to the Investor (taken as a whole) than the terms set forth in the ROFR Notice.
(d) The rights of the Company, and the obligations of the Investors, under this Section 5.14 shall terminate and be of no further force and effect from and after the first date that the Investors beneficially own (as such term is defined in the Rights Plan as in effect on the date hereof) less than 10% of outstanding shares of Common Stock (treating warrants and exchangeable or convertible securities of the Company that are beneficially owned by a person or its Affiliates as fully converted into Common Stock).

ARTICLE 6
Indemnification
6.1 Indemnification. All representations and warranties contained in this Agreement shall survive the Closing Date for a period of twenty months except that (i) with respect to claims asserted pursuant to this ARTICLE 6, such claims shall survive until the date that they are finally liquidated or otherwise resolved, (ii) the representations and warranties set forth in Section 3.8 shall survive for the duration of the applicable statute of limitations, and (iii) the representations and warranties set forth in Sections 3.2, 3.3, 3.18, 4.2 and 4.4 (the “Surviving Representations”) shall survive indefinitely.
(a) Subject to the limitations set forth in this Section 6.1, the Company hereby agrees to indemnify, pay and hold each Investor, and each of the respective officers, directors, employees and affiliates of each Investor, and each of the respective direct and indirect beneficial owners of each Investor (the “Investor Indemnified Parties”) harmless to the fullest extent permitted by Applicable Law, from and against any and all Losses which may be imposed on, incurred by or asserted against such Investor Indemnified Party, in any manner relating to or arising out of (i) the breach by the Company of any representation or warranty set forth in this Agreement, or (ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Company contained in this Agreement (other than a breach, non-compliance or non-performance of or with Section 5.7(b)(ii)(4) due to a final judicial determination by a court of competent jurisdiction arising from an Action initiated by a Third Party that such Section is not enforceable); provided, however, that any claim by any Investor Indemnified Party under clause (i) above shall be made prior to the date on which the applicable representation and warranty expires pursuant to this Section 6.1 and that any claim by any Investor Indemnified Party under clause (ii) above shall be made within six months of the time performance of such covenant or agreement is contemplated.
(b) Subject to the limitations set forth in this Section 6.1, each Investor severally but not jointly hereby agrees to indemnify, pay and hold the Company and its officers, directors, employees and affiliates (the “Company Indemnified Parties”) harmless to the fullest extent permitted by Applicable Law, from and against any and all Losses which may be imposed on, incurred by, or asserted against such Company Indemnified Party, in any manner relating to or arising out of (i) the breach by such Investor of any representation or warranty set forth in this Agreement, or (ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of such Investor contained in this Agreement; provided, however, that any claim by any Company Indemnified Party under clause (i) above shall be made prior to the date on which the applicable representation and warranty expires pursuant to this Section 6.1 and that any claim by any Company Indemnified Party under clause (ii) above shall be made within six months of the time performance of such covenant or agreement is contemplated.
(c) With respect to any claim by an Investor Indemnified Party for indemnification pursuant to Section 6.1(a)(i),(A) an Investor Indemnified Party shall only be entitled to indemnification to the extent that, and shall not be entitled to any indemnification until, the aggregate of all amounts subject to indemnification exceeds

$2,000,000 (and then only for the amount by which such Losses exceed that amount), and (B) as to any particular indemnity claim or series of indemnity claims arising out of the same or related facts, events or circumstances, an Investor Indemnified Party shall be entitled to seek indemnity for such claim or claims only if such indemnity claim or series of related indemnity claims equals or exceeds $150,000, in which case the Investor Indemnified Party shall be entitled to seek indemnity for the full amount of such claim or claims. Notwithstanding the foregoing: (x) the maximum liability of the Company for indemnification claims pursuant to Section 6.1(a)(i) except in the case of a breach of a Surviving Representation shall not exceed $25,000,000, and (y) the maximum liability of the Company for all indemnification claims pursuant to Section 6.1(a)(i) (including claims based on breaches of the Surviving Representations) shall not exceed the Investment Amount. For purposes of determining Losses under this ARTICLE 6, if it is determined that a breach of a representation and warranty has occurred (giving effect to any stated limitations for Material Adverse Effect and materiality), then the Investor Indemnified Parties shall, subject to the immediately preceding sentence, be entitled to indemnification for the full amount of the Losses arising from such breach without regard to whether and to what extent such Losses would be considered or qualified by “material” or would constitute or be qualified by “Material Adverse Effect” (and shall not increase the scope of the matters for which a representation and warranty is made, including any representations and warranties as to “material subsidiaries,” “material leases,” “Material Indebtedness” and “Material Contract”).
(d) A party hereto seeking indemnification under this ARTICLE 6 (the “Indemnified Party”) with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a Third Party (a “Third-Party Claim”) shall give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of such Third-Party Claim that might give rise to indemnified liabilities setting forth a description of those elements of such Third-Party Claim of which such Indemnified Party has knowledge; provided that any delay or failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is actually prejudiced by such delay or failure. The Indemnitor shall have the right at any time during which such Third-Party Claim is pending to select counsel (which counsel shall be reasonably satisfactory to the Indemnified Party) to defend and control the defense thereof and settle any Third-Party Claim for which they are responsible for indemnification hereunder (provided that the Indemnitor will not settle any such Third-Party Claim without (i) the appropriate Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, or (ii) obtaining an unconditional release of the appropriate Indemnified Party from all claims arising out of or in any way relating to the circumstances involving such Third-Party Claim) so long as in any such event the Indemnitor shall have stated in a writing delivered to the Indemnified Party that, as between the Indemnitor and the Indemnified Party, the Indemnitor is responsible to the Indemnified Party with respect to such Third-Party Claim to the extent and subject to the limitations set forth herein; provided, that if the Indemnitor has reasonably concluded, based on the written advice of counsel, that there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnitor, then the Indemnified Party shall be entitled to retain one separate firm of counsel reasonably acceptable to the Indemnitor, in which case the reasonable fees, disbursements and charges of such counsel will be at the expense of the Indemnitor. The Indemnified Party shall extend reasonable cooperation in connection with any such defense. All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend a matter not inconsistent with this ARTICLE 6) shall be paid to the Indemnified Party, as incurred, upon written notice thereof to the Indemnitor (regardless of whether it is ultimately determined that the Indemnified Party is not entitled to indemnification hereunder; provided that the Indemnitor may require the Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder). To the extent that the undertaking to indemnify, pay and hold harmless set forth herein may be unenforceable because it is violative of any Law or public policy, the Indemnitor shall contribute the maximum portion which it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties or any of them.
ARTICLE 7
General Provisions
7.1 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
7.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 7.2 shall be void.
7.3 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder, except that (a) each Indemnified Party is an intended beneficiary of Section 6.1 and may enforce the provisions of such Section directly against the parties with obligations thereunder, (b) Yucaipa Manager is an intended beneficiary of all representations, warranties and covenants contained herein to the extent that they pertain to the Real Estate Fund Formation Agreement or the REF Warrants and or the REF Underlying Shares and may enforce such provisions and seek indemnification for any breaches thereof pursuant to the corresponding provisions of ARTICLE 6 against the Company directly, and (c) Yucaipa American Funds, LLC is an intended beneficiary of Sections 2.2.1(e) and 5.2(b) and may enforce such provisions and seek indemnification for any breaches thereof pursuant to the corresponding provisions of ARTICLE 6 against the Company directly.

7.4 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by a nationally recognized overnight courier service (with tracking capability), and shall be deemed given when received, as follows:
if to an Investor, to such Investor:
c/o Yucaipa American Alliance Fund II, LLC
9130 W. Sunset Boulevard
Los Angeles, California 90069
Attention: Robert P. Bermingham
with a copy (which shall not constitute notice) to:
Munger, Tolles & Olson LLP
355 South Grand Avenue
35th Floor
Los Angeles, California 90071
Attention: Judith T. Kitano
Fax: (213) 683-4052
Email: judith.kitano@mto.com
if to the Company, to:
475 Tenth Avenue
New York, New York 10018
Attention: David Smail
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Robert W. Downes
Fax: (212) 558-3588
Email: downesr@sullcrom.com
With respect to any notice or other deliveries required under the Certificates of Designations or the Warrants to holders of the Preferred Securities or Warrants, each such notice or other delivery will, with respect to an Investor or any of its Affiliates, be validly given thereunder only if such notice or other delivery is delivered by hand or sent by a nationally recognized overnight courier service (with tracking capability) to the Investors in accordance with this Section 7.4.
7.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

7.6 Entire Agreement. This Agreement and the Ancillary Agreements, along with the Schedules and the Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.
7.7 Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
7.8 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.
7.9 Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement and the Ancillary Agreements shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement or the Ancillary Agreements brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements may not be enforced in or by any of the above-named courts.
7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
7.11 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.11.
7.12 No Personal Liability of Partners, Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of any of the Investors shall have any liability for any obligations of the Investors under this Agreement or for any claim based on, in respect of, or by reason of, the obligations of the Investors hereunder. The Company waives and releases all such liability. This waiver and release is a material inducement to the Investors’ entry into this Agreement. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of the Company shall have any liability for any obligations of the Company under this Agreement or for any claim based on, in respect of, or by reason of, the obligations of the Company hereunder. The Investors jointly and severally waive and release all such liability. This waiver and release is a material inducement to the Company’s entry into this Agreement.
7.13 Rights of Holders. Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.
7.14 Adjustment in Share Numbers and Prices. In the event of any (i) stock split, (ii) subdivision, (iii) dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into or entitling the holder thereof to receive directly or indirectly shares of Common Stock), (iv) combination or (v) other similar recapitalization or event, in each case, occurring after the date hereof, each reference in this Agreement and the Ancillary Agreements to a number of shares or a price per share shall be amended to appropriately account for such event.
7.15 Construction. The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.
[Signature page follows.]

In Witness Whereof, the Company and the Investors have executed this Agreement as of the date first above written.

COMPANY:

MORGANS HOTEL GROUP CO.

By:	/s/ Marc Gordon

	Name:	Marc Gordon

	Title:	President

[Investor signatures on following page.]
(Securities Purchase Agreement)

INVESTORS:

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

By:	Yucaipa American Alliance Fund II, LLC
Its:	General Partner

By:	/s/ Robert P. Bermingham

	Name:	Robert P. Bermingham
	Title:	Vice President

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

By:	Yucaipa American Alliance Fund II, LLC
Its:	General Partner

By:	/s/ Robert P. Bermingham

	Name:	Robert P. Bermingham
	Title:	Vice President
(Securities Purchase Agreement)